In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

          (Unaudited and in thousands, except per share amounts)

                                     Three months Ended      Six months Ended
                                     December 31             December 31
                                     1998       1997          1998       1997
Numerator - Basic and Diluted EPS:
     Net income                      $ 6,604     $ 1,841     $ 12,359     $10,951

Denominator - Basic EPS:
     Common stock outstanding         33,033      29,518       33,151      27,850

Basic earnings per share             $  0.20     $  0.06      $  0.37     $  0.39
                                     =======     =======      =======     =======
Denominator - Diluted EPS:
     Denominator - Basic EPS          33,033      29,518       33,151      27,850
     Effect of Dilutive Securities
     Common stock options              1,469       1,250        1,398         976
                                      ------     -------       -------     ------
Diluted shares outstanding            34,502      30,768       34,549      28,826
                                      ------     -------       -------     ------
Diluted earnings per share           $  0.19     $  0.06       $  0.36    $  0.38
                                      =======    =======       =======    =======